Exhibit 21.1
Subsidiaries of the Registrant

Name	Where Incorporated
Aleka Insurance, Inc.	Hawaii

Neben, LLC	Delaware

Neben Holdings, LLC	Delaware

Neben Singapore Pte. Ltd.	Singapore

Portier, LLC	Delaware

Portier Pacific Pty Ltd	Australia

Rasier, LLC	Delaware

Uber B.V.	Netherlands

Uber Holdings Canada Inc.	Canada

Uber International B.V.	Netherlands

Uber International CV	Netherlands

Uber International Holding Corporation	Delaware

Uber MENA B.V.	Netherlands

Uber Portier B.V.	Netherlands

Uber Singapore Technology Pte. Ltd.	Singapore

Unter, LLC	New York